UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2007

FNBH BANCORP, INC.
(Exact name of Registrant as specified in its charter)

Michigan (State or Other Jurisdiction of Incorporation)	000-25752 (Commission File No.)	38-2869722 (IRS Employer Identification No.)

101 East Grand River, Howell, Michigan (Address of Principal Executive Offices)	48843 (Zip Code)

517-546-3150
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
[_]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
[_]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).
[_]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	Compensatory Arrangements of Certain Officers.

On October 18, 2007, First National Bank in Howell (the "Bank"), the wholly-owned bank subsidiary of FNBH Bancorp, Inc. (the "Corporation"), entered into a Deferred Compensation Agreement with James R. McAuliffe, the President and Chief Executive Officer of the Corporation and the Bank.

As President and CEO, Mr. McAuliffe is paid an annual salary of $276,000. Pursuant to the Deferred Compensation Agreement, he will be deferring 40 percent of his base salary into a non-qualified supplemental retirement trust maintained by the Bank. The portion of Mr. McAuliffe's salary deferred pursuant to the Agreement is contributed by the Bank to the trust at the end of each pay period. Mr. McAuliffe has the right to modify the percentage of his compensation deferred pursuant to this Agreement.

Upon termination of Mr. McAuliffe's employment for any reason other than death, the compensation deferred pursuant to the Deferred Compensation Agreement will be distributed by the Bank to Mr. McAuliffe in two annual installments. If any amount of compensation deferred pursuant to the Agreement has not been paid to Mr. McAuliffe at the time of his death, such amount will be distributed to his designated beneficiary.

The Deferred Compensation Agreement provides that either the Bank or Mr. McAuliffe may terminate his employment upon 30 days' advance written notice.

In addition to his base salary, the Bank provides Mr. McAuliffe with an apartment and a car and pays certain travel expenses associated with his commute to his primary residence in Vermont from time to time.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 23, 2007	FNBH BANCORP, INC. /s/ Janice Trouba —————————————— By: Janice Trouba Its: Chief Financial Officer

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